UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 14, 2007
Date of Report (Date of earliest event reported)
CEPHEID
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-30755 (Commission file number)	77-0441625 (I.R.S. Employer Identification No.)
904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)
(408) 541-4191

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information set forth below under Item 2.01 is hereby incorporated by reference into this Item 1.01.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On February 14, 2007, Cepheid purchased all of the outstanding shares of Sangtec Molecular Diagnostics AB, a company organized under the laws of Sweden (“Sangtec”), from Germany-based Altana Technology Projects GmbH. Sangtec develops and manufactures PCR based molecular diagnostics products. Cepheid purchased the shares for approximately $27.1 million pursuant to the terms of a Share Purchase Agreement by and between Cepheid, Altana Technology Projects GmbH and its parent company, Altana Pharma AG (together, “Altana”), dated February 14, 2007 (the “Agreement”). The purchase price is subject to adjustment based on the working capital of Sangtec as of the closing. Under the Agreement, Altana agreed not to engage in a competitive business for a period of three years, and also agreed to indemnify Cepheid for any breaches of representations and warranties made in the Agreement for a period of up to one year after the closing under the agreement, subject to certain limitations.
     The description contained in this Item 2.01 of certain terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Exhibit Title

2.1	Share Purchase Agreement dated February 14, 2007 by and between Cepheid, Altana Technology Projects GmbH, and Altana Pharma AG.*

*	Pursuant to Item 601(b)(2) of Regulation S-K, Cepheid hereby agrees to furnish supplementally a copy of any omitted appendix to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: February 20, 2007	By:	/s/ John R. Sluis
		Name:	John R. Sluis
		Title:	Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

2.1	Share Purchase Agreement dated February 14, 2007 by and between Cepheid, Altana Technology Projects GmbH, and Altana Pharma AG.*

*	Pursuant to Item 601(b)(2) of Regulation S-K, Cepheid hereby agrees to furnish supplementally a copy of any omitted appendix to the Commission upon request.